EXHIBIT 5.1
JONES DAY
222 EAST 41ST STREET • NEW YORK • NEW YORK 10017-6702
TELEPHONE: (212) 326-3939 • FACSIMILE: (212) 755-7306
July 6, 2010
Verint Systems Inc.
330 South Service Road
Melville, New York 11747

Re:	Registration Statement on Form S-8 Filed by Verint Systems Inc.
Ladies and Gentlemen:
We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the resale by certain selling stockholders of (i) 157,086 restricted shares (the “Equity Incentive Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), granted pursuant to the Verint Systems Inc. Stock Incentive Compensation Plan, as amended (the “Equity Incentive Plan”), (ii) 1,250,024 restricted shares (the “2004 Plan Shares”) of the Company’s Common Stock granted pursuant to the Verint Systems Inc. 2004 Stock Incentive Compensation Plan, as amended (the “2004 Plan”), and (iii) 406,024 restricted shares (the “Witness Plan Shares” and, together with the Equity Incentive Plan Shares and the 2004 Plan Shares, the “Shares”) of the Company’s Common Stock granted pursuant to the Witness Systems, Inc. Amended and Restated Stock Incentive Plan, as amended (the “Witness Plan” and, together with the Equity Incentive Plan and the 2004 Plan, the “Plans”).
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and are, or will be when issued and delivered in accordance with the Plans and the applicable award agreements, validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day